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                                   EXHIBIT 12

                Computation of Ratio of Earnings to Fixed Charges





The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended June 30, 2001 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges). (Dollar amounts in thousands):



                                                                         For Fiscal Years Ended June 30,

                                                   -----------------------------------------------------------------------
                                                      2001           2000          1999           1998           1997
                                                   -----------------------------------------------------------------------
Net earnings                                          $  8,085      $   6,424     $  14,088      $  11,455     $    5,940
Income tax expense                                       5,390          3,938         7,763          6,435          3,062
Interest charges                                        56,547         38,122        22,427         13,190          5,175
Amortization of debt issuance costs                      2,514          1,734         1,012          1,171            535
Interest portion of rental expense                         440            534           232            136             40
                                                   ------------  -------------  ------------   ------------  -------------

Earnings available to cover
   fixed charges                                      $ 72,976      $  50,752     $  45,522      $  32,387     $   14,752
                                                   ============  =============  ============   ============  =============

Fixed charges:
   Interest charges                                   $ 56,547      $  38,122     $  22,427      $  13,190     $    5,175
   Amortization of debt issuance costs                   2,514          1,734         1,012          1,171            535
   Interest portion of rental expense                      440            534           232            136             40
                                                   ------------  -------------  ------------   ------------  -------------

      Total fixed charges                             $ 59,501      $  40,390     $  23,671      $  14,497     $    5,750
                                                   ============  =============  ============   ============  =============

Ratio of earnings to fixed charges                        1.23 x         1.26 x        1.92 x         2.23 x         2.56 x
                                                   ============  =============  ============   ============  =============




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